As filed with the Securities and Exchange Commission on July 22, 2024

Registration No. 333-268219

Registration No. 333-273168

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendments to

REGISTRATION STATEMENT ON FORM S-3 NO. 333-268219
REGISTRATION STATEMENT ON FORM S-3 NO. 333-273168

UNDER

THE SECURITIES ACT OF 1933

The Midstream Company LLC*

(Exact name of registrant as specified in its charter)

Delaware	99-1816354
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
(412) 553-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William E. Jordan
Executive Vice President, General Counsel and Corporate Secretary
EQT Corporation

625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
(412) 553-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C.
Lanchi D. Huynh
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
(713) 836-3600

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

*	On July 22, 2024, as a result of the Merger (as defined and described in the Explanatory Note below), The Midstream Company LLC became Equitrans Midstream Corporation’s successor-in-interest. Equitrans Midstream Corporation’s state of incorporation was Pennsylvania, and its I.R.S. Employer Identification Number was 83-0516635.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these Post-Effective Amendments), filed by The Midstream Company LLC, a Delaware limited liability company (the Registrant), with the Securities and Exchange Commission (the SEC), relate to the following Registration Statements on Form S-3 (collectively, each as amended as of immediately prior to the filing of these Post-Effective Amendments, the Registration Statements):

•	Automatic Shelf Registration Statement on Form S-3 (No. 333-268219), filed by Equitrans Midstream Corporation (Equitrans) with the SEC on November 7, 2022; and

•	Automatic Shelf Registration Statement on Form S-3 (No. 333-273168), filed by Equitrans with the SEC on July 7, 2023.

On July 22, 2024, pursuant to the Agreement and Plan of Merger, dated as of March 10, 2024, by and among EQT Corporation (EQT), Humpty Merger Sub Inc., an indirect wholly owned subsidiary of EQT (Merger Sub), Humpty Merger Sub LLC, an indirect wholly owned subsidiary of EQT (LLC Sub), and Equitrans, Merger Sub merged with and into Equitrans (the First Merger), with Equitrans surviving as an indirect wholly owned subsidiary of EQT (the First Step Surviving Corporation), and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation merged with and into LLC Sub (the Second Merger and, together with the First Merger, the Merger), with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT. Upon completion of the Merger, LLC Sub was renamed The Midstream Company LLC. As a result of the Merger, The Midstream Company LLC is Equitrans’ successor-in-interest.

In connection with the completion of the Merger, the Registrant (as Equitrans’ successor-in-interest) terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by Equitrans in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Registrant (as Equitrans’ successor-in-interest) hereby removes from registration, by means of these Post-Effective Amendments, all of such securities of the Registrant registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on July 22, 2024.

THE MIDSTREAM COMPANY LLC
(as successor-in-interest to Equitrans Midstream Corporation)

By:	/s/ Jeremy T. Knop
Name:	Jeremy T. Knop
Title:	Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign these Post-Effective Amendments to the Registration Statements.